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                                                                     EXHIBIT 8.2


                                                                 October 7, 2005




IPC Holdings, Ltd.,
    29 Richmond Road,
         Pembroke, HM 08 Bermuda.

Ladies and Gentlemen:

         We have acted as counsel to IPC Holdings, Ltd. (the "Company") in connection with the registration, under the Securities Act of 1933, as amended (the "Securities Act"), of $1,250,000,000 proposed maximum aggregate offering price of securities of the Company, under the registration statement on Form S-3 (the "Registration Statement") filed by the Company on or about the date hereof with the Securities and Exchange Commission. We hereby confirm to you that, in our opinion, insofar as they purport to describe provisions of United States federal income tax law applicable to common shares of the Company that may be offered under the Registration Statement, the statements set forth under the caption "Certain United States Federal Tax Considerations For Holders of Common Shares" in the Prospectus included in the Registration Statement are accurate in all material respects.

         We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement of which the Prospectus is a part and the reference to us under the heading "Certain United States Federal Tax Considerations For Holders of Common Shares". In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.


                                                   Very truly yours,

                                                   /s/ Sullivan & Cromwell LLP